Exhibit 10.126

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this Amendment”)
is made and entered into this 6th day of January, 2024 (the “Effective Date”), by and between PRECISION INDUSTRIES, INC., a Pennsylvania corporation (the “Company”), and THOMAS SEDLAK (the “Executive”).

WHEREAS, the Company and the Executive (each a “Party” and collectively the “Parties”) are parties to the certain Employment Agreement dated July 14, 2020, as amended, (the “Employment Agreement”); and

WHEREAS, the Parties desire to amend the Employment Agreement on the terms and conditions as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Employment Agreement.

2.Amendments to Employment Agreement. The Employment Agreement is hereby amended as follows:

a.The first sentence of Section 1 shall be amended and restated in its entirety to read as follows:

“The Executive’s employment hereunder shall be effective as of the date hereof (the “Effective Date”) and shall continue until September 30, 2027 (the “Termination Date”), unless terminated earlier pursuant to Section 5 of this Agreement.”
b.Section 4.1 shall be amended and restated in its entirety to read as follows, such amendment to be effective as of October 1, 2023:
“4.1    Base Salary. The Company shall pay the Executive an annual base salary of at least $475,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. During the Employment Term, the base salary shall be increased by 5% for each business acquired and included as part of Live Ventures’ steel manufacturing segment, the annual revenue or purchase price being equal to or greater than $10,000,000, the annual revenue to be determined on a trailing twelve-month basis. An increase in base salary shall be effective on the date of closing. The parties agree to reevaluate from time-to-time the conditions under which an increase in base salary will occur. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.”

c.Section 4.2 shall be amended and restated in its entirety to read as follows, such amendment to be effective as of October 1, 2023:

“4.2    Annual Bonus. Executive shall be eligible for an annual cash bonus (“Annual Bonus”) of up to 100% of Base Salary, with 75% of the Annual Bonus derived from achievement of annual mutually agreed upon EBITDA target(s) and 25% as determined by the Compensation Committee of the Live Ventures Board of Directors in consultation with the Live Ventures CEO. The Annual Bonus, if any, shall be paid to the Executive within 60 days of completion of the Company’s financial year and in accordance with the Company’s customary payroll practices and applicable wage payment laws.

“EBITDA” means with respect to each Annual Bonus, operating earnings adjusted to exclude special items and impairments (such special items and impairments to be mutually agreed upon by the Executive and the Live Ventures CEO, both parties agreeing to act reasonably), interest, income tax expense and benefits, depreciation, management fees paid by the Company to Live Ventures, costs associated with future and prior acquisitions, if any, payment of any bonuses by the Company to Executive in connection with EBITDA targets, capitalization of fixed assets, and amortization that are directly related to the operations of the Company’s business. Notwithstanding, there shall be a deduction from operating earnings for investment-related interest expenses. Furthermore, if Live Ventures or any of its Affiliates completes an acquisition or other transaction and the Company or its employees, systems, properties, or assets are utilized in connection with the acquisition or management or operation of that business after the acquisition, then the positive incremental EBITDA shall be included as an addition to EBITDA for purposes of this calculation. The calculation of EBITDA shall be consistent throughout the Employment Term.”
d.Section 4.3 shall be amended and restated in its entirety to read as follows: “4.3    Fringe Benefits and Perquisites. During the Employment Term, the
Executive shall be entitled to fringe benefits and perquisites (including but not limited to any applicable benefits related to health, dental, vision, life, disability, retirement, etc.) consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.
Notwithstanding the foregoing, during the Employment Term, the Company shall provide the Executive with: (i) a vehicle allowance of $2,400 per month; (ii) an allowance of
$400 per month to contribute towards the premiums of a $4.0 million life insurance policy; provided, however, that the Company shall have the option of purchasing additional coverage on such policy (the “Additional Coverage”) provided that the Company is named as the beneficiary of such Additional Coverage and pays the premiums associated with such Additional Coverage; and (iii) an annual contribution (as determined under a Deferred Compensation Agreement between the Company and Executive) equal to 15% of the Executive’s annual Base Salary; (each individually referred to as an “Executive Fringe Benefit”).”

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3.Fiscal Year 2023 Bonus. The Parties agree that the Annual Bonus for fiscal year 2023 shall be $325,000 and paid to the Executive within 10 days of the Effective Date, in accordance with the Company’s customary payroll practices and applicable wage payment laws.

4.Reference to Employment Agreement. Upon the effectiveness of this
Amendment, each reference in the Employment Agreement to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Employment Agreement, as amended by this Amendment.

5.Effect of Amendment. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Employment Agreement, which shall remain in full force and effect.

6.Release. For and in consideration of the additional compensation and benefits provided in this Amendment, the Executive, for himself and on behalf of his heirs, executors, agents, representatives, successors and assigns, hereby releases and forever discharges the Company, its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Released Parties”) and the Released Parties’ past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter “those associated with the Released Parties”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which the Executive may have against the Released Parties or those associated with the Released Parties of whatever kind, including but not limited to those arising out of the Executive’s employment with the Company
(collectively, “Claims” or individually, a “Claim”). The Executive agrees that the release described herein includes Claims based on breach of contract (express or implied), tort or Claims otherwise related to the Executive’s employment, the Employment Agreement or this Amendment and any Claim for attorneys’ fees, expenses, or costs of litigation. The release described herein covers all Claims based on any facts or events, whether known or unknown by the Executive, that occurred on or before the Effective Date. The release described herein does not modify any release that may be required of the Executive as more particularly set forth in the Employment Agreement.

7.Governing Law. This Amendment, for all purposes, shall be construed in accordance with the laws of the State of Nevada without regard to conflicts of law principles.

8.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

9.Miscellaneous. This Amendment expresses the entire understanding of the Parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Parties.

10.Further Assurances. Each Party agrees to take such further actions as the other shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

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11.Electronic Execution and Delivery. A reproduction of this Amendment may be executed by one or more of the Parties, and an executed copy of this Amendment may be delivered by one or more of the Parties by electronic transmission pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party, all Parties agree to execute an original of this Amendment as well as any electronic or other reproduction hereof.
12.Representations. Executive hereby represents and warrants to the Company that the execution and delivery of this Amendment, and the performance of his obligations hereunder, are not in violation of, and do not and will not conflict with or constitute a default under, any of the terms and provisions of any agreement or instrument to which the Executive is subject; and that this Amendment has been executed and delivered by the Executive and is a valid and binding obligation in accordance with its terms. It is important that the Executive completely understands the terms and conditions in this Amendment. Executive expressly acknowledges and represents that: (i) the Executive is competent to execute this Amendment; (ii) the Company has advised the Executive to consult with an attorney before signing this Amendment; and (iii) the Executive is executing this Amendment voluntarily.
13.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed effective as of the date first written above.

PRECISION INDUSTRIES, INC.

By:      Name: Eric Althofer
Title: Director EXECUTIVE
Signature:      Name: Thomas Sedlak

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